Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Collective Audience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered		Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	2,500,000	(1)	$1.24	$3,087,500.00	0.00014760	$455.72
Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	71,429	(2)	$1.24	$88,214.82	0.00014760	$13.02
Total Offering Amounts						$3,175,714.82		$468.74
Total Fee Offsets								–
Net Fee Due								$468.74

(1)	This Registration Statement covers shares of common stock, par value $0.0001 per share (the “Shares”), of Collective Audience, Inc. (the “Registrant”) issuable pursuant to its 2024 Equity Incentive Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of Common Stock issued pursuant to a restricted stock grant to a new executive as an inducement award in connection with the commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $1.24, the average of the high and low price of the Registrant’s Shares as reported on the Nasdaq Capital Market on January 11, 2023.

(4)	The Registrant does not have any fee offsets.